PROSPECTUS SUPPLEMENT                                FILING UNDER RULE 424(B)(5)
(TO PROSPECTUS DATED AUGUST 11, 2000)                REGISTRATION NO. 333-53053
                                                                  AND 333-84005

[FPL LOGO]                         $500,000,000

                          FLORIDA POWER & LIGHT COMPANY
                              FIRST MORTGAGE BONDS,
                       6 7/8% SERIES DUE DECEMBER 1, 2005

                              ---------------------

     Florida Power & Light Company will pay interest on these securities on June 1 and December 1 of each year, commencing June 1, 2001. Florida Power & Light Company may redeem some or all of these securities at any time before their maturity date at the redemption prices discussed under the caption "Certain Terms of the Offered Bonds - Redemption" beginning on page S-5 of this prospectus supplement.

     Florida Power & Light Company does not plan to list these securities on any securities exchange. These securities are secured by the lien of Florida Power & Light Company's mortgage and rank equally with all of Florida Power & Light Company's first mortgage bonds. The lien of the mortgage is discussed under "Description of the Bonds - Security" on page 5 of the accompanying prospectus.

     Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                                                            PER FIRST MORTGAGE BOND     TOTAL
                                                            -----------------------     -----
Price to Public                                                      99.598%        $497,990,000
Underwriting Discount                                                 0.600%         $ 3,000,000
Proceeds to Florida Power & Light Company (before expenses)          98.998%        $494,990,000

     In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued on these securities from the date that these securities are originally issued to the date that they are delivered to that purchaser. Florida Power & Light Company currently expects to issue these securities to the underwriters in book-entry form only through the facilities of The Depository Trust Company, on or about December 5, 2000.

                              ---------------------

     The following underwriters have agreed to purchase these securities on a firm commitment basis.

SALOMON SMITH BARNEY
               BANC OF AMERICA SECURITIES LLC
                         CHASE SECURITIES INC.
                                   FIRST UNION SECURITIES, INC.
                                             MERRILL LYNCH & CO.

November 29, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. FLORIDA POWER & LIGHT COMPANY ("FPL") HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. FPL IS NOT MAKING AN OFFER OF THE OFFERED BONDS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              ---------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                              PROSPECTUS SUPPLEMENT

Safe Harbor Statement Under the Private Securities Litigation
  Reform Act of 1995.................................................        S-3
Use of Proceeds......................................................        S-4
Ratio of Earnings to Fixed Charges...................................        S-4
Certain Terms of the Offered Bonds...................................        S-4
Underwriting.........................................................        S-8
Experts..............................................................        S-9

                                   PROSPECTUS

Where You Can Find More Information..................................          2
Incorporation by Reference...........................................          2
Safe Harbor Statement Under the Private Securities Litigation
  Reform Act of 1995.................................................          2
FPL..................................................................          4
Use of Proceeds......................................................          4
Ratio of Earnings to Fixed Charges...................................          4
Description of the Bonds.............................................          4
Plan of Distribution.................................................          9
Experts..............................................................         10
Legal Opinions.......................................................         10

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The information in this section replaces in its entirety the information in the "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995" section beginning on page 2 of the accompanying prospectus.

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is hereby filing cautionary statements identifying important factors that could cause FPL's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL that are made in this prospectus supplement and in the accompanying prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any of those statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL.

     Any forward-looking statement speaks only as of the date on which that statement is made, and FPL does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in laws or regulations, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, the Public Utility Regulatory Policies Act of 1978, the Public Utility Holding Company Act of 1935, and the Nuclear Regulatory Commission, with respect to:

     (1) allowed rates of return, including return on common equity and equity ratio limits,

     (2)  industry and rate structure,

     (3)  operation of nuclear power facilities,

     (4) acquisition, disposal, depreciation and amortization of assets and facilities,

     (5)  operation and construction of plant facilities,

     (6)  recovery of fuel and purchased power costs,

     (7)  decommissioning costs, and

     (8) present or prospective wholesale and retail competition, including retail wheeling and transmission costs.

     The business and profitability of FPL are also influenced by economic and geographic factors including:

     (1)  political and economic risks,

     (2) changes in and compliance with environmental and safety laws and policies,

     (3)  weather conditions, including natural disasters such as hurricanes,

     (4)  population growth rates and demographic patterns,

     (5)  competition for retail and wholesale customers,

     (6) availability, pricing and transportation of fuel and other energy commodities,

     (7)  market demand for energy from plants or facilities,

     (8) changes in tax rates or policies or in rates of inflation or in accounting standards,

     (9)  unanticipated delays or changes in costs for capital projects,

     (10) unanticipated changes in operating expenses and capital expenditures,

     (11) capital market conditions,

     (12) competition for new energy development opportunities, and

     (13) legal and administrative proceedings, whether civil, such as environmental, or criminal, and settlements.

     All of these factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond FPL's control.

                                 USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying prospectus. Please read these two sections together.

     The First Mortgage Bonds, 6 7/8% Series due December 1, 2005 are referred to in this prospectus supplement as the "Offered Bonds."

     FPL will add the net proceeds from the sale of the Offered Bonds to its general funds. FPL expects to use its general funds to repay FPL's short-term borrowings and for other corporate purposes. As of October 31, 2000, FPL had an aggregate of $423 million of commercial paper outstanding, which had maturities of up to 35 days and which had annual interest rates ranging from 6.47% to 6.65%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately required for these purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The information in this section adds to the information in the "Ratio of Earnings to Fixed Charges" section on page 4 of the accompanying prospectus. Please read these two sections together. For the fiscal year ended December 31, 1999 and for the nine months ended September 30, 2000, FPL's ratio of earnings to fixed charges were 6.26 and 7.41, respectively.

                       CERTAIN TERMS OF THE OFFERED BONDS

     The information in this section adds to the information in the "Description of the Bonds" section beginning on page 4 of the accompanying prospectus. Please read these two sections together.

     GENERAL. FPL will issue the Offered Bonds as a new series of First Mortgage Bonds under the Mortgage (as defined in the accompanying prospectus). The One-hundreth Supplemental Indenture, dated as of December 1, 2000, supplements the Mortgage and establishes the specific terms of the Offered Bonds.

     INTEREST AND PAYMENT. FPL will pay interest on the Offered Bonds at 6 7/8% per annum. The Offered Bonds will mature on December 1, 2005. Interest on the Offered Bonds will accrue from and including the date of original issuance. FPL will pay interest on the Offered Bonds on June 1 and December 1 of each year (each an "Interest Payment Date"). The first Interest Payment Date will be June 1, 2001. So long as the Offered Bonds are registered in the name of The Depository Trust Company ("DTC") or its nominee, the record date for interest payable on any Interest Payment Date shall be the close of business on the business day immediately preceding such Interest Payment Date.

     FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the First Mortgage Bonds of all series at the rate of 6% per annum.

     ISSUANCE OF ADDITIONAL BONDS. As of December 31, 1999, FPL could issue under the Mortgage approximately $4.1 billion of additional First Mortgage Bonds based on unfunded Property Additions (as defined in the accompanying prospectus) and $4.4 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

     DIVIDEND RESTRICTIONS. As of December 31, 1999, no retained earnings were restricted by provisions of the Mortgage described in the accompanying prospectus which restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock.

     REDEMPTION. FPL may redeem any of the Offered Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Offered Bonds at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL will give notice of its intent to redeem Offered Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Offered Bonds, it will pay a redemption price ("Redemption Price") equal to the sum of (1) 100% of the principal amount of the Offered Bonds being redeemed plus (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus (3) any applicable "make-whole premium." The Redemption Price for the Offered Bonds will never be less than 100% of the principal amount of those Offered Bonds plus accrued and unpaid interest on those Offered Bonds to the Redemption Date.

     The amount of the make-whole premium with respect to any Offered Bonds to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the Redemption Date, of:

          (a) each interest payment that, but for such redemption, would have been payable on the Offered Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

          (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Offered Bonds being redeemed; over

     (2)  the principal amount of the Offered Bonds being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points.

     FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Salomon Smith Barney Inc. will make such calculation if (1) FPL fails to make such appointment at least 30 days prior to the Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If Salomon Smith Barney Inc. is to make such calculation but is unwilling or unable to do so, then the Trustee (as defined in the accompanying prospectus) will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this prospectus supplement as an "Independent Investment Banker."

     For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Offered Bonds to be redeemed, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

     The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

     The Mortgage provides that if FPL at any time elects to redeem only a part of the Offered Bonds, the Trustee will select the particular Offered Bonds to be redeemed by proration among registered holders or, in some cases, by such other method that it deems proper as provided in the Mortgage. However, if the Offered Bonds are solely registered in the name of Cede & Co. and traded through DTC, then DTC will select the Offered Bonds to be redeemed in accordance with its practices as described below in "Book-Entry Only Issuance--The Depository Trust Company."

     If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

     Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.

     BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY. The Offered Bonds will trade through DTC. The Offered Bonds will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the

DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Offered Bonds within the DTC system must be made through participants, which will receive a credit for the Offered Bonds on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Offered Bonds. Beneficial owners will not receive certificates for their Offered Bonds, except if use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Offered Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Bonds. DTC's records reflect only the identity of the participants to whose accounts such Offered Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to Cede & Co. If less than all of the Offered Bonds are being redeemed, DTC's practice is to determine by lot the amount of Offered Bonds of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Offered Bonds are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Offered Bonds.

     Payments of redemption proceeds, principal of, and interest on the Offered Bonds will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, Bankers Trust Company or FPL. Payment of redemption proceeds, principal and interest to DTC is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Offered Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

     DTC may discontinue providing its services as securities depository with respect to the Offered Bonds at any time by giving reasonable notice to FPL. In the event no successor securities depository is obtained, certificates for the Offered Bonds will be printed and delivered. If FPL decides to discontinue use of the DTC system of book-entry transfers, certificates for the Offered Bonds will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that FPL believes to be reliable, but FPL does not take responsibility for the accuracy of this information.

                                  UNDERWRITING

     FPL is selling the Offered Bonds to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite that underwriter's name in the table below:

                                                                PRINCIPAL AMOUNT
        UNDERWRITER                                             OF OFFERED BONDS
        -----------                                             ----------------

        Salomon Smith Barney Inc.....................             $300,000,000

        Banc of America Securities LLC...............               50,000,000

        Chase Securities Inc.........................               50,000,000

        First Union Securities, Inc..................               50,000,000

        Merrill Lynch, Pierce, Fenner & Smith                       50,000,000
                   Incorporated......................              -----------

               Total.................................             $500,000,000
                                                                  ============

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Offered Bonds if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Bonds to the public when and if the underwriters buy the Offered Bonds from FPL.

     FPL will compensate the underwriters by selling the Offered Bonds to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below. The underwriters will sell Offered Bonds to the public at the price to the public set forth on the cover page of this prospectus supplement and may sell Offered Bonds to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below. The underwriters and such dealers may sell Offered Bonds to certain other dealers at a price that is less than the price to the public by no more than the amount of the "Reallowed Dealers' Concession" set forth in the table below.

                                                  (EXPRESSED AS A PERCENTAGE OF
                                                       PRINCIPAL AMOUNT)
                                                   ----------------------------

Underwriting Discount ....................................     0.600%

Initial Dealers' Concession...............................     0.350%

Reallowed Dealers' Concession.............................     0.250%

     An underwriter may reject offers for the Offered Bonds. After the initial public offering of the Offered Bonds, the underwriters may change the offering price and other selling terms of the Offered Bonds.

     There is no established trading market for the Offered Bonds. The underwriters have advised FPL that they intend to make a trading market in the Offered Bonds but are not obligated to do so and may discontinue market-making at any time without notice. FPL cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Offered Bonds.

     In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell the Offered Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Offered Bonds in excess of the principal amount of Offered Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Offered Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Offered Bonds made for the purpose of preventing or retarding a decline in the market price of such Offered Bonds while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers' concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Offered Bonds originally sold by that syndicate member.

     Any of these activities may cause the price of the Offered Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     FPL estimates that its expenses in connection with the sale of the Offered Bonds, other than underwriting discounts, will be $2,400,000. This estimate includes expenses relating to Florida taxes, printing, rating agency fees, trustees' fees and legal fees, among other expenses.

     FPL has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters or their affiliates may engage from time to time in various general financings and banking transactions with FPL and its affiliates.

                                     EXPERTS

     The information in this section adds to the information in the "Experts" section on page 10 of the accompanying prospectus. Please read these two sections together.

     The audited consolidated financial statements of FPL and its subsidiaries appearing in FPL's Annual Report on Form 10-K for the year ended December 31, 1999 incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report on Form 10-K, which report is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                  $500,000,000

                          FLORIDA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS


                    ----------------------------------------


     Florida Power & Light Company may offer from time to time up to $500,000,000 of its First Mortgage Bonds.

     Florida Power & Light Company will provide specific terms of these First Mortgage Bonds, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     Florida Power & Light Company may offer these First Mortgage Bonds directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section beginning on page 9 of this prospectus also provides more information on this topic.

     Florida Power & Light Company's principal executive office is located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.


                    ----------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                August 11, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an Internet site (http://www.fpl.com).

                           INCORPORATION BY REFERENCE

     The SEC allows FPL to "incorporate by reference" the information that FPL files with the SEC, which means that FPL may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. FPL is incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until FPL sells all of these First Mortgage Bonds. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.

     1. FPL's Annual Report on Form 10-K for the year ended December 31, 1998 (Form 10-K).

     2.   FPL's Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999.

     3. FPL's Current Reports on Form 8-K filed with the SEC on March 17, 1999 and April 16, 1999.

     You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, (212) 603-2000.


                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is hereby filing cautionary statements identifying important factors that could cause FPL's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL that are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any of those statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL.

     Any forward-looking statement speaks only as of the date on which that statement is made, and FPL does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the Nuclear Regulatory Commission, with respect to:

     (1)  allowed rates of return, including return on common equity,

     (2)  industry and rate structure,

     (3)  operation of nuclear power facilities,

     (4)  acquisition and disposal of assets and facilities,

     (5)  operation and construction of plant facilities,

     (6)  recovery of fuel and purchased power costs,

     (7)  decommissioning costs, and

     (8) present or prospective wholesale and retail competition, including retail wheeling and transmission costs.

     The business and profitability of FPL are also influenced by economic and geographic factors including:

     (1)  political and economic risks,

     (2) changes in and compliance with environmental and safety laws and policies,

     (3)  weather conditions, including natural disasters such as hurricanes,

     (4)  population growth rates and demographic patterns,

     (5)  competition for retail and wholesale customers,

     (6)  pricing and transportation of commodities,

     (7)  market demand for energy from generating plants or facilities,

     (8)  changes in tax rates or policies or in rates of inflation,

     (9)  unanticipated delays or changes in costs for capital projects,

     (10) unanticipated changes in operating expenses and capital expenditures,

     (11) capital market conditions,

     (12) competition for new energy development opportunities,

     (13) legal and administrative proceedings, whether civil, such as environmental, or criminal, and settlements, and

     (14) any unanticipated impact of the year 2000 computer problem, including delays or changes in cost of year 2000 compliance, or the failure of major suppliers, customers and others with whom FPL Group or FPL Group Capital does business to resolve their own year 2000 issues on a timely basis.

     All of these factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond FPL's control.

                                       FPL

     FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida, serving a population of approximately 7 million. During 1998, FPL served approximately 3.7 million customer accounts. FPL Group, Inc. (FPL Group) owns all of FPL's common stock.

                                 USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, FPL will add the net proceeds from the sale of these First Mortgage Bonds to its general funds. FPL uses its general funds for corporate purposes, including to redeem or purchase outstanding debt and preferred stock, to repay short-term borrowings, to repay long-term debt obligations and to finance the acquisition or construction of additional electric facilities. FPL will temporarily invest any proceeds that are not immediately required for these purposes in short-term instruments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows FPL's ratio of earnings to fixed charges for each of its last five fiscal years and for the three months ended March 31, 1999:

                                   Years Ended December 31,
          Three Months Ended  -----------------------------------
            March 31, 1999     1998    1997   1996   1995   1994
          ------------------  ------  ------ ------ ------ ------
               4.54            5.69    4.95   4.58   4.33   3.86

                            DESCRIPTION OF THE BONDS

     GENERAL. FPL will issue these First Mortgage Bonds, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Bankers Trust Company, as Trustee, which has been amended and supplemented in the past and which will be supplemented again by one or more supplemental indentures relating to these First Mortgage Bonds. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." These First Mortgage Bonds are referred to in this prospectus as the "Bonds."

     This section briefly summarizes some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. The Mortgage is on file with the SEC and is incorporated by reference in this prospectus. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

     Each series of Bonds may have different terms. FPL will include all of the following information about a specific series of Bonds in the prospectus supplement relating to those Bonds:

     (1)  the designation and series of those Bonds,

     (2)  the aggregate principal amount of those Bonds,

     (3)  the offering price of those Bonds,

     (4)  the date(s) on which those Bonds will mature,

     (5) the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

     (6)  the dates on which FPL will pay the interest on those Bonds,

     (7) the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

     (8) the place where the principal of and interest on those Bonds will be payable, if other than at Bankers Trust Company in New York City,

     (9) the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than United States dollars,

     (10) the terms pursuant to which FPL may redeem any of those Bonds,

     (11) whether all or a portion of those Bonds will be in global form, and

     (12) any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

     FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement. FPL may issue all or some of the Bonds in "book-entry" form, which means that they will be represented by global notes, instead of certificates. If FPL issues global notes representing any Bonds, then a depository selected by FPL will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests. Any additional requirements as to the form and method of exchange of Bonds will be described in a prospectus supplement.

     SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.

     SECURITY. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

     The lien of the Mortgage is or may be subject to the following:

     (1) leases of minor portions of FPL's property to others for uses that do not interfere with FPL's business,

     (2) leases of certain property that is not used in FPL's electric business,

     (3) Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

     (4) vendors' liens, purchase money mortgages and liens on property that already exists at the time FPL acquires that property.

     The Mortgage does not create a lien on the following "excepted property":

     (1)  cash and securities,

     (2) certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

     (3)  automobiles and other vehicles,

     (4)  receivables, contracts, leases and operating agreements,

     (5) materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

     (6)  timber, minerals, mineral rights and royalties.

     The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than "excepted property". However, if FPL consolidates or merges with, or sells substantially all of its assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property that it acquires from FPL and improvements, replacements and additions to that property.

     The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.

     ISSUANCE OF ADDITIONAL BONDS. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:

     (1) 60% of unfunded Property Additions after adjustments to offset retirements,

     (2) the amount of retired First Mortgage Bonds or Qualified Lien Bonds, and

     (3) the amount of cash that FPL deposits with the Trustee for the retirement of other First Mortgage Bonds or Qualified Lien Bonds.

     Property Additions generally include the following:

     (1) plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

     (2) nuclear fuel that has been expressly subjected to the lien of the Mortgage,

     (3) railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

     (4) other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

     FPL may use any property of the type described in (1) through (4) above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

     In most cases, FPL may not issue Bonds unless it meets the "net earnings" test set forth in the Mortgage, which requires, generally, that FPL's adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

     (1) at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

     (2) at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

     The Mortgage requires FPL to replace obsolete or worn out property and specifies certain deductions to FPL's adjusted net earnings for property repairs, retirement, additions and maintenance. FPL does not need to meet the "net earnings" test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

     As of December 31, 1998, FPL could issue under the Mortgage approximately $4.1 billion of additional First Mortgage Bonds based on unfunded Property Additions and $4.0 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

     RELEASE AND SUBSTITUTION OF PROPERTY. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

     (1) deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

     (2) uses unfunded Property Additions acquired by FPL in the last five years, or

     (3) waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement.

     If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

     When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions within two years:

     (1) Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

     (2) any waiver by FPL of its right to issue First Mortgage Bonds, which is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

     The Mortgage contains provisions relating to cash proceeds of property that is not Funded Property that are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

     FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

     DIVIDEND RESTRICTIONS. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL's use of retained earnings. As of December 31, 1998, no retained earnings were restricted by these provisions of the Mortgage.

     MODIFICATION OF THE MORTGAGE. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.

     FPL may amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds created after April 30, 1992 (including the Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification.

     In most cases, the following modifications will not be effective against any holder of First Mortgage Bonds unless that holder consents:

     (1)  modification of the terms of payment of principal and interest,

     (2) modification of the obligations of FPL under Section 64 of the Mortgage, which describes special provisions for the retirement of First Mortgage Bonds (until FPL amends the Mortgage as described in the preceding paragraph),

     (3) modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

     (4)  modification reducing the percentage vote required for modification.

     DEFAULT AND NOTICE THEREOF. The following are defaults under the Mortgage:

     (1)  failure to pay the principal of any First Mortgage Bond,

     (2) failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

     (3) failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

     (4) failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

     (5)  certain events in bankruptcy, insolvency or reorganization, and

     (6) the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to other covenants of FPL.

     Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

     Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default. A majority of the holders of First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

     (1)  the holder has given the Trustee written notice of a default,

     (2) the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

     (3)  the Trustee has failed to act.

     Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

     The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee's powers.

     SATISFACTION AND DISCHARGE OF MORTGAGE. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

     EVIDENCE TO BE FURNISHED TO THE TRUSTEE. FPL furnishes written statements of FPL's officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by an independent accountant, appraiser, engineer or counsel.

     CONCERNING THE TRUSTEE. In the regular course of business, FPL may obtain short-term funds from several banks, including Bankers Trust Company.

                              PLAN OF DISTRIBUTION

     FPL may sell the Bonds (1) through underwriters or dealers, (2) through agents, or (3) directly to a limited number of purchasers or to a single purchaser.

     THROUGH UNDERWRITERS OR DEALERS. If FPL uses underwriters in the sale, the underwriters will acquire the Bonds for their own account. The underwriters may resell the Bonds in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters may sell the Bonds directly or through underwriting syndicates represented by managing underwriters. Unless otherwise set forth in a prospectus supplement relating to Bonds, the obligations of the underwriters to purchase those Bonds will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Bonds if any are purchased. If FPL uses a dealer in the sale, FPL will sell Bonds to the dealer as principal. The dealer may then resell those Bonds at varying prices determined at the time of resale.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     THROUGH AGENTS. FPL may designate one or more agents to sell the Bonds. Unless otherwise stated in a prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

     DIRECTLY. FPL may sell the Bonds directly to one or more purchasers. In this case, no underwriters or agents would be involved.

     GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of Bonds, any initial public offering price and other terms of the offering of those Bonds.

     FPL may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Bonds from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

     FPL may have agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

     The audited consolidated financial statements of FPL and its subsidiaries appearing in FPL's Annual Report on Form 10-K incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report on Form 10-K, which report is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Legal conclusions and opinions specifically attributed to counsel in the documents incorporated by reference in this prospectus have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL, and are set forth on the authority of that firm as experts.

                                 LEGAL OPINIONS

     The legality of the Bonds will be passed upon for FPL by Steel Hector & Davis LLP, West Palm Beach, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, and for any underwriter or agent by Winthrop, Stimson, Putnam & Roberts, New York, New York. Thelen Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law on the opinion of Thelen Reid & Priest LLP.


                    ----------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. FPL HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. FPL IS NOT MAKING AN OFFER OF THESE BONDS IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

================================================================================


                                  $500,000,000


                                 FLORIDA POWER &
                                  LIGHT COMPANY

                              FIRST MORTGAGE BONDS,
                       6 7/8% SERIES DUE DECEMBER 1, 2005

                                   [FPL LOGO]

                                   -----------

                              PROSPECTUS SUPPLEMENT

                                NOVEMBER 29, 2000

                                   -----------

                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                              CHASE SECURITIES INC.
                          FIRST UNION SECURITIES, INC.
                               MERRILL LYNCH & CO.


================================================================================